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                                                          OMB APPROVAL
                                               ---------------------------------
                                               OMB Number              3235-0362
                                               Expires:       September 30, 1998
                                               Estimated average burden
                                                 hours per response..........1.0
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------
FORM 5
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/ / Check this box if no          U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Noonen       Michael                           8x8, Inc. - EGHT                          to Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    2445 Mission College Blvd.                    Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)         March 25, 1999     ----        title ---       below)
                 (Street)                                                 -------------------               below)
    Santa Clara California          95054                                 5. If Amendment,          Vice President Strategic
-------------------------------------------                                  Date of Original       Marketing & Business Development
  (City)           (State)           (Zip)                                   (Month/Year)           --------------------------------
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                              TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/     (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Day/                                                  Fiscal Year         (D) or         cial
                                   Year)                ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                                        Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                                                                             128,767(1)(2)(3)        D
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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
(1) Includes Shares acquired under the 8x8, Inc. Employee Stock Purchase Plan.
(2) Includes 14,584 shares which may be subject to a right of repurchase in favor of 8x8, Inc. The right of repurchase lapses on a monthly basis through May 21, 2000 as long as Mr. Noonen remains an employee or consultant of the Company.
(3) Includes 17,939 shares which may be subject to a right of repurchase in favor of 8x8, Inc. The right of repurchase lapses on a monthly basis through June 24, 2000 as long as Mr. Noonen remains an employee or consultant of the Company.

                                                                                                                      SEC 2270(7-96)



FORM 5 (CONTINUED)                     TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date     Expira-          Amount or
                                                               --------------- Exer-    tion     Title   Number of
                                                                (A)     (D)    cisable  Date             Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option         $4.50      7/20/98                                                 Common
(right to buy)                                         A      25,000             (4)  7/20/2008  Stock    25,000
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Employee Stock Option         $6.80       9/2/98                                                 Common
(right to buy)                                       D(5)             30,000     (6)  6/23/2007  Stock    30,000
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Employee Stock Option         $2.82       9/2/98                                                 Common
(right to buy)                                         A      30,000             (7)  6/23/2007  Stock    30,000
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Employee Stock Option         $4.50       9/2/98                                                 Common
(right to buy)                                       D(5)             25,000  (4)(8)  7/20/2008  Stock    25,000
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Employee Stock Option         $2.82       9/2/98                                                 Common
(right to buy)                                         A      25,000             (7)  7/20/2008  Stock    25,000
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
1. Title of Derivative       9. Number of           10. Ownership Form          11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Employee Stock Option                                        D
(right to buy)
-------------------------------------------------------------------------------------------------------
Employee Stock Option              -0-                       D
(right to buy)
-------------------------------------------------------------------------------------------------------
Employee Stock Option                                        D
(right to buy)
-------------------------------------------------------------------------------------------------------
Employee Stock Option              -0-                       D
(right to buy)
-------------------------------------------------------------------------------------------------------
Employee Stock Option                                        D
(right to buy)
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Explanation of Responses:

(4)  100% vested on July 20, 1998.

(5)  Cancellation of option in connection with grant of replacement option.

(6)  Vesting schedule is as previously reported on Form 3.

(7)  The vesting schedule for the cancelled option was previously reported and the terms and conditions of the replacement option are the same as that of the cancelled option and were not amended at the time of the repricing, except (i) the exercise price shall be the fair market value of the Company's common stock on September 2, 1998 and (ii) the option will not be exercisable before September 2, 1999.

(8)  The terms and conditions of the replacement option are the same as that of the cancelled option and were not amended at the time of the repricing, except (i) the exercise price shall be the fair market value of the Company's common stock on
     September 2, 1998 and (ii) the option will not be exercisable before September 2, 1999.

(9)  The Shares shall vest in full on September 21, 2002. 25,000 shares may vest immediately if certain milestones are reached and the remaining 25,000 shares may vest immediately if additional milestones are reached.

(10) 1/48th of the Shares vest on the last day of each full month after October 19, 1998 until all of the Shares have vested.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                     /s/ Michael Noonen                May 5, 1999
                                                                                     -------------------------------   -----------
                                                                                     **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                  Page 2 of 3
                                                                                                                            Page 2
                                                                                                                     SEC 2270(7-96)



FORM 5 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
-----------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option          $3.13     9/21/98                                                  Common
(right to buy)                                        A       50,000           (9)    9/21/2008   Stock     50,000
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Employee Stock Option          $2.44    10/19/98                                                  Common
(right to buy)                                        A        8,000           (10)  10/19/2008   Stock      8,000

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
1. Title of Derivative       9. Number of           10. Ownership Form          11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Employee Stock Options                                    D
(right to buy)
-------------------------------------------------------------------------------------------------------
Employee Stock Options         113,000                    D
(right to buy)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

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Explanation of Responses:

 (4)  100% vested on July 20, 1998.

 (5)  Cancellation of option in connection with grant of replacement option.

 (6)  Vesting schedule is the same as previously reported on Form 3.

 (7)  The vesting schedule for the cancelled option was previously reported and the terms and conditions of the replacement option are the same as that of the cancelled option and were not amended at the time of the repricing, except (i) the exercise price shall be the fair market value of the Company's common stock on September 2, 1998 and (ii) the option will not be exercisable before September 2, 1999.

 (8)  The terms and conditions of the replacement option are the same as that of the cancelled option and were not amended at the time of the repricing, except (i) the exercise price shall be the fair market value of the Company's common stock on September
      2, 1998 and (ii) the option will not be exercisable before September 2, 1999.

 (9)  The Shares shall vest in full on September 21, 2002. 25,000 shares may vest immediately if certain milestones are reached and the remaining 25,000 shares may vest immediately if additional milestones are reached.

 (10)  1/48th of the Shares vest on the last day of each full month after October 19, 1998 until all of the Shares have vested.

**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  /s/ Michael Noonen                 May 5, 1999
                                                                                      -------------------------------    -----------
Note. File three copies of this form, one of which must be manually signed.           **Signature of Reporting Person    Date
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                  Page 3 of 3


                                                                                                                              Page 3
                                                                                                                      SEC 2270(7-96)